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EXHIBIT 21

SUBSIDIARIES OF PRECISION CASTPARTS CORP.

Name of Subsidiary	Approximate Percentage of Voting Securities Owned	State or Jurisdiction of Incorporation or Organization
PCC Structurals, Inc.	100%	Oregon
PCC France, S.A.	100%	France
PCC Airfoils, Inc.	100%	Ohio
AETC Limited	100%	United Kingdom
PCC Flow Technologies, Inc.	100%	Delaware
Crown Pump Corp.	100%	Texas
PCC Valves & Controls, Inc.	100%	Texas
Johnston Pump Company, Inc.	100%	California
General Valve Company, Inc.	100%	California
Paco Pumps, Inc.	100%	Delaware
Newman's International, Inc.	100%	Delaware
Newman's, Inc.	100%	Delaware
Newman's Valve, Limited	100%	Canada
Barber Industries, Inc.	100%	Canada
TBV, Inc.	100%	Delaware
Environment-One Corporation	100%	New York
PCC Flow Technologies (Switzerland) AG	100%	Switzerland
Technova GmbH	100%	Germany
PCC Ball Valves S.r.l.	100%	Italy
Otto Vogeli Industriearmaturen GmbH	100%	Germany
PCC Flow Technologies Limited	100%	United Kingdom
PCC Specialty Products, Inc.	100%	Delaware
PCC Olofsson, Inc.	100%	Delaware
J&L Fiber Services, Inc.	100%	Wisconsin
Advanced Forming Technology, Inc.	100%	Colorado
Wyman-Gordon Company	100%	Massachusetts
Precision Founders, Inc.	100%	California
Wyman-Gordon Forgings, Inc.	100%	Delaware
Wyman-Gordon (Lincoln) Limited	100%	United Kingdom
Wyman-Gordon Limited	100%	United Kingdom
Cameron Forged Products Limited	100%	United Kingdom
Cypress Extrusion Press Corporation	100%	Delaware
Wyman-Gordon Composites, Inc.	100%	Delaware
STW Composites, Inc.	100%	Delaware
Wyman-Gordon Composite Technologies, Inc.	100%	California
SC, Inc.	100%	California
Reisner Metals, Inc.	100%	California
Wyman-Gordon Investment Castings, Inc.	100%	Delaware
Precision Receivables Corp.	100%	Oregon
Wyman Gordon Forgings (Cleveland), Inc.	100%	Ohio
Wouter Witzel GmbH	100%	Germany
Wouter Witzel Ltd.	100%	United Kingdom
Wouter Witzel Holding B.V.	100%	Netherlands

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SUBSIDIARIES OF PRECISION CASTPARTS CORP.